State of Delaware
Secretary of State
Division of Corporations
Delivered 02:56 PM 08/26/2005
FILED 02:11 PM 08/26/2005
SRV 050706375 – 4021613 FILE

CERTIFICATE OF INCORPORATION
OF
SUNCOAST NUTRICEUTICALS, INC.

I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is Suncoast Nutriceuticals, Inc.

SECOND:  Its registered office is to be located at Suite 804, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle.  The name of the registered agent at such address is Registered Agents, LTD.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH:  The corporation is authorized to issue twenty five million (25,000,000) common shares of stock with a .001 par value and one million (1,000,000) preferred shares of stock with a .01 par value.

FIFTH:  The incorporator of the corporation is Nicole Saunders, whose mailing address is Suite 804, 1220 N. Market Street, Wilmington, DE 19801.

SIXTH:  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH:  The powers of the incorporator are to terminate upon filing of this Certificate.  The name and mailing address of the person(s) who will serve as the initial director(s) until the first annual meeting of the stockholders of the corporation, or until a successor(s) is elected and qualified are:

Linda Lupo-Walden
17140 Collins Ave, Suite 103
Sunny Isles Beach, FL 33160

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this twenty-sixth day of August, 2005.

/s/ Nicole Saunders
Nicole Saunders
INCORPORATOR